Exhibit 2.2 DATED 13 MAY 2019 PELICAN HOLDCO LIMITED and KVH MEDIA GROUP LIMITED and KVH INDUSTRIES, INC. _________________________________________ TAX DEED OF COVENANT relating to the sale and purchase of the entire issued share capital of SUPER DRAGON LIMITED and VIDEOTEL MARINE ASIA LIMITED _________________________________________ Paul Hastings (Europe) LLP Ten Bishops Square, Eighth Floor London, E1 6EG Tel: +44 20 3023 5100 Fax: +44 20 3023 5109 -i-

THIS DEED was made on 13 May 2019 BETWEEN: 1. KVH MEDIA GROUP LIMITED, a private limited company incorporated under the laws of England with registered number 06462774 and having its registered office at 2a Queen Street Leeds, West Yorkshire LS1 2TW (the “Seller”); 2. PELICAN HOLDCO LIMITED, a private limited company incorporated in England under registered number 11988300 whose registered office is at 3 Cadogan Gate, London, SW1X 0AP (the “Purchaser”); and 3. KVH INDUSTRIES, INC., a corporation incorporated in the State of Delaware with registered number 05042-0589 and having its registered office at 50 Enterprise Center, Middletown, RI 02842] (the "Seller's Guarantor"), each a “Party” and together the “Parties”. WHEREAS: (A) Pursuant to the Agreement (as defined below), the Seller has agreed to sell and the Purchaser has agreed to purchase the Shares (as defined in the Agreement) to be effective as of Completion (as defined in the Agreement). This Deed is entered into pursuant to the terms and conditions of the Agreement. (B) Pursuant to clause 12 of the Agreement, the Seller’s Guarantor has agreed to guarantee the performance by the Seller of its obligations under, among others, the Agreement and this Deed. NOW THIS DEED WITNESSES as follows: 1. INTERPRETATION 1.1 In this Deed, unless the contrary intention appears, words and expressions defined in the Agreement (as defined below) have the same meaning given to them therein and the provisions in the Agreement concerning matters of construction or interpretation shall also apply. 1.2 In this Deed, the following expressions shall have the following meanings: “Accounting Period” means any period by reference to which any Income, Profits Or Gains, or any other amounts relevant for the purposes of Tax, are measured or determined; “Accounts Relief” means any Relief which has been treated as an asset in the Completion Statement and any Relief taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Completion Statement or which has resulted in no provision for deferred Tax being made in the Completion Statement; “Actual Tax Liability” means a liability, or payment in respect of the same, of a Target Company to make or suffer an actual payment of or in respect of any Tax; “Agreement” means the agreement between the Seller, the Purchaser and the Seller’s Guarantor for the sale and purchase of the Shares dated 2019; “Claim for Tax” means any claim for or in respect of any breach of the Tax Warranties or under this Deed; 1

“Costs” means third party costs (including legal costs) and expenses in each case of any nature whatsoever; “Deemed Tax Liability” means: (a) the loss of any Accounts Relief; or (b) the use or set off of any Purchaser's Relief in circumstances where, but for such use or set off, an Actual Tax Liability would have arisen in respect of which the Seller would have been liable to the Purchaser under this Deed, and, where paragraph (a) or (b) above applies, the amount that is to be treated for the purposes of this Deed as a Tax Liability of a Target Company shall be determined as follows: (i) where the Relief that is the subject of the loss or which is used or set off as mentioned in those paragraphs is a deduction from or offset against Tax, the Tax Liability shall be the amount of that Relief so lost, used or set off; (ii) where the Relief that is the subject of the loss or which is used or set off as mentioned in those paragraphs is a deduction from or offset against Income, Profits Or Gains, the Tax Liability shall be, in the case of a Relief which is used or set off, the amount of Tax saved thereby and, in the case of a Relief which is lost, the amount of Tax which but for such loss would have been saved by virtue of the Relief so lost; and (iii) where the Relief that is the subject of the loss or setting off is a repayment of Tax, the Tax Liability shall be the amount of the repayment that would have been obtained but for the loss, use or setting off; “Event” includes (without limitation) any event, act, transaction (including, without limitation, the execution of the Agreement and Completion), payment, expiry of any time period, default, omission or occurrence of any nature whatsoever and whether or not any Target Company or the Purchaser is a party to it, and also the death or the winding up or dissolution of any person, any change in residence of a person for the purposes of any Tax, any failure to take action which would have prevented or avoided an apportionment or deemed distribution of income (regardless of whether any action taken after the Completion could have prevented or avoided the apportionment or deemed distribution), any Target Company becoming or ceasing to be associated or connected with any person for the purposes of any Tax, the earning, receipt or accrual for any Tax purpose of any gross receipts, income, profit or gains, the incurring of any loss or expenditure, and any reference to an Event occurring shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred, and any reference to an Event occurring on or before a particular date, shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date; “Group Relief” means any Relief available (whether by transfer, surrender, tax sharing or otherwise) between members of a Tax Group; "Hong Kong Targets" means Super Dragon Limited and Videotel Marine Asia Limited; “Income, Profits Or Gains” means income, profit, gains and any other consideration, value, receipt or measure by reference to which Tax is chargeable or assessed; “Overprovision” means, subject to Clause 8.5, an amount by which any provision in the Completion Statement relating to Tax (other than deferred Tax) is overstated applying the accounting policies, principles and practices adopted in relation to the preparation of the Completion Statement; 2

“Purchaser's Group” means the Purchaser and any other company or companies which either are or become after Completion, or have within the six years ending at Completion been treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose (including, after Completion, the Target Group); “Purchaser's Relief” means: (a) any Accounts Relief; (b) any Relief arising to the Target Group in respect of an Event occurring or period commencing after Completion; and (c) any Relief arising to any member of the Purchaser's Group (other than the Target Group) at any time; “Relevant Person” means any member of the Seller’s Group and any company, partnership or individual which may be treated for relevant Tax purposes as being, or as having at any time been, either a member of the same group of companies as a member of the Target Group or otherwise connected to or associated with a member of the Target Group, but not including any member of the Target Group; “Relief” includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any Income, Profits Or Gains for the purposes of any Tax, or any repayment of or saving of Tax (including any repayment supplement or interest in respect of Tax), and: (a) any reference to the “use” or “set off” of Relief shall be construed accordingly and shall include use or set off in part; and (b) any reference to the “loss” of a Relief shall include the absence, non-existence or cancellation of any such Relief, or to such Relief being available only in a reduced amount; “Seller's Group” means the Seller and any other company or companies which either are or become after Completion, or have within the six years ending at Completion been, treated as members of the same group as, or otherwise connected or associated in any way with, the Seller for any Tax purpose (including, on or prior to Completion, the Target Group); "Seller's VAT Group" means the VAT group whose representative member is KVH Media Group Limited (“Representative Member”) and in respect of which the UK Targets are a member; “Tax” or “Taxation” includes (whether of the United Kingdom or elsewhere), without limitation, (a) taxes on gross or net income, profits and gains (including without limitation amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature in the nature of tax (including, without limitation in connection with the UK construction industry scheme), including any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes and any national insurance or social security contributions, but excluding water rates, business rates and other utility or local authority charges, together with all penalties, charges, surcharges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person, and of whether any amount in respect of them is recoverable from any other person; 3

“Tax Authority” means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any Tax Liability, or assess or collect any Tax; “Tax Claim” means: (a) the issue of any notice, demand, assessment, letter or other document by or on behalf of any Tax Authority or the imposition of any withholding of or on account of Tax; or (b) the preparation or submission of any notice, return, assessment, letter or other document by the Purchaser, any Target Company, or any other person, from which it appears that a liability has been incurred by or will be imposed on the Target Group, being a liability which could give rise to a liability for the Seller under this Deed or for breach of the Tax Warranties; “Tax Documents” means Tax Returns, Tax claims and other documents in respect of Tax relating to the Target Group; “Tax Group” means those companies treated for the purposes of determining the amount of or liability for or relief from any Tax as being members of the same group or fiscal unity; “Tax Liability” means an Actual Tax Liability or a Deemed Tax Liability or other liability which gives or may give rise to a claim by the Purchaser against the Seller under this Deed; “Tax Return” means any return required to be made to any Tax Authority of Income, Profits Or Gains or of any other amounts or information relevant for the purposes of Tax, including any related accounts, computations and attachments; “Tax Statute” means any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, or providing for the reporting, collection, assessment or administration of any Tax liability, and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that has been amended, extended, consolidated or replaced by the same; “Time Limit” means the latest date on which a Tax Document can be executed or delivered to a relevant Tax Authority either without incurring interest or a penalty, or in order to ensure that such Tax Document is effective; "UK Targets" means Videotel Marine International Limited, Videotel Consultants and Rentals Limited and Videotel Training Services Limited; “VAT” means value added tax and any similar sales or turnover tax (including interest and penalties thereon); and “VAT Group Liability” means any liability of one member of a group for VAT purposes to account for VAT on supplies actually made by another member of that group for VAT purposes. 1.3 In this Deed, unless otherwise specified: 1.3.1 references to Clauses are to Clauses of this Deed and references to the Schedule are references to the Schedule to this Deed; 1.3.2 headings to Clauses are for convenience only and do not affect the interpretation of this Deed; 4

1.3.3 words in the singular shall include the plural and vice versa; 1.3.4 a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation”; 1.3.5 references to this Deed include this Deed as amended or supplemented in accordance with its terms; 1.3.6 references to “period” are to a period of time and not to an Accounting Period unless the phrase “Accounting Period” is used; 1.3.7 any reference to Income, Profits Or Gains “earned, accrued or received” on or before a particular date or in respect of a particular period shall include income, profits or gains which for Tax purposes are deemed to have been or are treated or regarded as earned, accrued or received on or before that date or in respect of that period; 1.3.8 persons shall be treated as “connected” if they are connected within the meaning of section 1122 of the Corporation Tax Act 2010; 1.3.9 references to the Seller include the respective estate and personal representatives of the Seller; 1.3.10 references to any statute shall include any supplementary, subordinate or amending legislation and any consolidating or rewritten legislation; 1.3.11 references to a repayment of Tax include any repayment, supplement or interest in respect of it; 1.3.12 where references are made to any notice to be given, or to any other communication that is to be made, to the Seller by the Purchaser, any reference to the Seller shall include any representative(s) of the Seller agreed between the parties under this Deed or otherwise; 1.3.13 for the avoidance of doubt, references to any Tax Liability of any Target Company in consequence of or in respect of or by reference to an Event which occurred on or before Completion shall include a reference to any Tax Liability of such Target Company resulting from the sale of such Target Company pursuant to the Agreement. 1.4 In this Deed, 1.4.1 for the purpose of determining whether: (A) a Tax Liability or Relief has arisen, or (B) a Target Company is or becomes entitled to a right to repayment or receives an actual repayment of Tax, in either case, in respect of a period ending on or before Completion or in respect of any period commencing after Completion, an accounting period of the relevant Target Company shall be deemed to have ended on Completion; and 1.4.2 for the purpose of determining whether: (A) any Income, Profits Or Gains have been earned, accrued or received, or (B) an Event has occurred 5 in either case, on or before Completion or after Completion, an accounting period of the relevant Target Company shall be deemed to have ended on Completion. 1.5 For the purposes of this Deed any stamp duty which is charged or chargeable on any document executed prior to Completion which is necessary to establish the title of any Target Company to any asset or in the enforcement or production of which such Target Company is interested shall be deemed, together with any interest, fines or penalties relating to such stamp duty, to be a liability of such Target Company to make an actual payment of Tax. 1.6 Any payments made by the Seller to the Purchaser under this Deed shall (so far as possible) be treated as an adjustment to the consideration for the Shares to the extent of the payment. 1.7 No delay or omission by the Purchaser in exercising any rights under this Deed shall prejudice such rights or be construed as a waiver or partial waiver of such rights, nor shall it exclude the further exercise of such rights. 1.8 The Purchaser shall in its absolute discretion decide whether to make a claim under this Deed or the Agreement or both. 2. COVENANT Without prejudice to the generality of the provisions of the Agreement and subject to the provisions of this Deed, the Seller covenants with the Purchaser that it will pay to the Purchaser an amount equivalent to: 2.1 Any Actual Tax Liability arising in respect of, by reference to or in consequence of: 2.1.1 any Income, Profits Or Gains earned, accrued or received on or before Completion; 2.1.2 any Event which occurs or occurred on or before Completion; 2.2 Any Deemed Tax Liability; 2.3 Without prejudice to the generality of the other provisions of this Clause 2, any VAT Group Liability of any Target Company arising as a result of supplies actually made after Completion by any member of the Seller's Group (other than the Target Group) which is or has been a member of the same group for VAT purposes as any Target Company; 2.4 Without prejudice to the generality of the other provisions of this Clause 2: 2.4.1 any liability of the Target Group to make a payment, or to make a repayment of the whole or any part of any payment, to any person (other than a member of the Purchaser's Group) in respect of Group Relief under any arrangement or agreement entered into by any Target Company on or before Completion except to the extent that such payment or repayment is reflected in the Completion Statement; 2.4.2 the loss in whole or in part of the right of the Target Group to receive any payment (other than from a member of the Purchaser's Group) for Group Relief under any arrangement or agreement entered into on or before Completion where such payment was taken into account in the Completion Statement; 2.5 Without prejudice to the generality of the other provisions of this Clause 2, any Tax Liability that is a liability of any Target Company to account for employment taxes or national insurance or social security contributions, whether arising before, on or after Completion, in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of 6 securities, in each case where the acquisition of the security or the grant of the option, or other right to acquire the security occurred before Completion; 2.6 Without prejudice to the generality of the other provisions of this Clause 2, any liability of any Target Company to make a payment or repayment under any indemnity, covenant, warranty, mortgage, guarantee or charge entered into (or created) on or before Completion of a sum equivalent to (or calculated by reference to) another person's liability for Tax; 2.7 Without prejudice to the generality of the other provisions of this Clause 2, any Tax Liability arising due to any Relevant Person failing to pay Tax due to be paid by them, whether arising before, on or after Completion; and 2.8 Without prejudice to the generality of the other provisions of this Clause 2, any Tax Liability arising as a result of the Hong Kong Targets being treated as resident for Tax purposes in the United Kingdom and/or being treated as having a place of business in the United Kingdom for UK VAT purposes, in each case at any time on or before Completion. 3. COSTS The covenant contained in Clause 2 of this Deed shall extend to any and all reasonable Costs properly incurred by the Purchaser's Group or any Target Company in connection with a successful claim under this Deed or in connection with the subject matter of any such claim. 4. EXCLUSIONS AND LIMITATIONS 4.1 Subject to Clause 4.2 of this Deed, the Seller shall not be liable for any Tax Liability in respect of claims under Clause 2 or Clause 3 of this Deed or for any breach of any of the Tax Warranties to the extent that: 4.1.1 provision, allowance or reserve (other than a provision for deferred Tax) in respect of the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) is made in the Completion Statement (excluding the notes or any underlying ledgers thereto); or 4.1.2 the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) was discharged on or before Completion and the discharge of such liability was reflected in the Completion Statement; or 4.1.3 (in the case of a claim under this Deed) the Purchaser is otherwise compensated under the Tax Warranties or any other provision of the Agreement in respect of that Tax Liability; or 4.1.4 the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) is increased as a result only of any increase in rates of Tax which is announced and comes into force after Completion or of any change in law or in the published practice or concession of any Tax Authority which is announced and comes into force after Completion; or 4.1.5 a Relief arising to the relevant Target Company in respect of an Event occurring or period ending prior to Completion (other than a Purchaser’s Relief) is actually available to the Target Company to set-off against the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties); or 4.1.6 the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) would not have arisen but for a change in accounting policies (including a change in accounting reference date other than a change made to comply with UK GAAP or law) after Completion; or 7

4.1.7 that Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) would not have arisen but for a voluntary transaction, action or omission carried out by the Purchaser or the Target Group at any time after Completion, other than any such transaction, action or omission carried out, effected or made: i. pursuant to a legally binding commitment of the Target Group created on or before Completion, including for the avoidance of doubt any transaction, action or omission carried out, effected or made pursuant to the terms of this Deed; or ii. in accordance with a requirement imposed by law or with any regulatory, financial reporting or accounting practice or requirement having the force of law; or iii. at the written request or with the written consent of the Seller; or iv. in the ordinary course of business as carried on by the Target Group immediately prior to Completion; or v. in circumstances where the Purchaser or the party in question could not reasonably have foreseen would give rise to that Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) having taken reasonable steps; or vi. without prejudice to the generality of sub-paragraphs (A) to (E) above, reasonably and in good faith in responding accurately to any enquiry from any Tax Authority; or vii. to exercise the central management and control of the Hong Kong Targets outside the United Kingdom; or 4.1.8 the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) would not have arisen but for any claim, election, surrender or disclaimer made or notice or consent given after Completion under, or in connection with, the provisions of any Tax legislation by any member of the Target Group or the Purchaser's Group (other than anything: i. the making, giving or doing of which was taken into account in computing any provision, allowance or reserve for Tax in the Completion Statement; ii. that was made, given or done at the written request of the Seller; or iii. that was required to comply with any Tax legislation or with generally accepted accounting practice current at Completion); or 4.1.9 the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) would not have arisen but for the withdrawal or amendment by any member of the Target Group or the Purchaser's Group after Completion of any claim, surrender, disclaimer, notice or consent validly made prior to Completion by a member of the Target Group or made after Completion in respect of the period ending on or before Completion or as a result of being taken into account in the Completion Statement in each case save where such withdrawal or amendment is made or effected: i. pursuant to a legally binding commitment of the Target Group created on or before Completion; or ii. at the written request or with the written consent of the Seller; or 8

iii. in circumstances where the Purchaser or the party in question making the withdrawal or amendment could not reasonably have foreseen would give rise to that Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) having taken reasonable steps; or iv. without prejudice to the generality of sub-paragraphs (A) to (C) above, reasonably and in good faith as a result of a request by a Tax Authority as part of an enquiry into the Target Group; or 4.1.10 the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) would not have arisen but for the failure or omission by any member of the Target Group or the Purchaser's Group to make any claim, election, surrender or disclaimer or give any notice, or consent or do any other thing under or in connection with the provisions of any Tax legislation where the making, giving or doing of which was taken into account in computing any provision, allowance or reserve in the Completion Statement (other than where the failure or omission was required to comply with any Tax legislation or with generally accepted accounting practice in either case in force at Completion), provided that the details of that claim, election, surrender, disclaimer, notice, or consent were given to the Purchaser by the Seller in writing in sufficient time and detail to enable the relevant member of the Target Group to make that claim, election, surrender or disclaimer or give any notice or consent; or 4.1.11 the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) is in respect of interest and/or penalties and arises or is increased or any provision, allowance or reserve is insufficient as a consequence of any failure or delay by any member of the Target Group or the Purchaser's Group in complying with clause 6 or clause 7 of this Deed; 4.1.12 the income, profits or gains in respect of which the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) in question arises were actually earned, accrued or received by the Target (excluding for the avoidance of doubt any income, profits or gains deemed to have been earned, accrued or received) Group prior to Completion but were not reflected in the Completion Statement; or 4.1.13 the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) would not have arisen but for a cessation or any change in the nature or conduct of any trade carried out by a member of the Target Group on or after Completion; or 4.1.14 the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) has been made good by insurers or otherwise compensated for without cost to the Target Group or any other member of the Purchaser’s Group; or 4.1.15 the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) is in respect of interest and/or penalties which would not have arisen but for any failure or delay by the any member of the Target Group or the Purchaser's Group in paying over to any Tax Authority any payment made by the Seller under this Deed or for breach of any of the Tax Warranties. 4.2 The Seller shall not be liable in respect of a Claim for Tax unless the Purchaser gives written notice to the Seller containing a summary of the nature of the Claim for Tax as far as it is known to the Purchaser on or before the date falling seven years from Completion. 4.3 The provisions of clause 8 of the Agreement shall apply to this Deed to the extent stated therein. 9

5. DUE DATE OF PAYMENT AND INTEREST 5.1 Where a claim under this Deed relates to an Actual Tax Liability, the Seller shall pay to the Purchaser the amount claimed under this Deed in respect thereof on or before the date which is the later of the date ten (10) Business Days after the demand is made thereof under this Deed and the tenth (10th) Business Day prior to: 5.1.1 in the case of Tax in respect of which there is no provision for payment by instalments, the latest date on which the Tax in question can be paid to the relevant Tax Authority in order to avoid a liability to interest or penalties accruing; 5.1.2 in the case of Tax in respect of which there is requirement for payment by instalments, each date on which an instalment of such Tax becomes payable. 5.2 Where a claim under this Deed relates to the loss or set off of a repayment of Tax, the Seller shall pay to the Purchaser the amount claimed under this Deed in respect thereof on or before the date which is the later of the date ten (10) Business Days after the demand is made thereof under this Deed and the date when such repayment would have been due were it not for such loss or setting off. 5.3 Where a claim under this Deed relates to the loss, use or set off of any Relief other than a repayment of Tax, the Seller shall pay to the Purchaser the amount claimed under this Deed in respect thereof on or before the date which is the later of the date ten (10) Business Days after demand is made therefor under this Deed, and: 5.3.1 in the case of a Relief which is used or set off, the date or dates referred to in Clauses 5.1.1 or 5.1.2 that would have applied to the Tax saved by the use or set off of the Relief if that Tax had been payable; or 5.3.2 in the case of a Relief which is lost, the date or dates referred to in Clauses 5.1.1 or 5.1.2 that apply to the Tax which but for such loss would have been saved by virtue of such Relief. 5.4 Any sum not paid by the Seller on the due date for payment specified in this Clause 5 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of four (4) per cent. per annum over the base rate of Barclays Bank PLC from the due date to and including the day of actual payment of such sum, compounded quarterly. Such interest shall be paid on the demand of the Purchaser. 5.5 All sums payable by the Seller under this Deed shall be made in full without any set off or counterclaim howsoever arising. 5.6 All sums payable by the Seller under this Deed shall be paid free and clear of all deductions or withholdings whatsoever, save as required by law. If any deduction or withholding is required by law to be made from any sums payable by the Seller under this Deed, the Seller shall pay such additional amount as will, after such deduction or withholding has been made, leave the Purchaser with the full amount which would have been received by it had no such deduction or withholding been required to be made (after giving credit for any relief from or credit in respect of Tax available to the Purchaser in respect of the deduction or withholding or the matter giving rise to it). 5.7 If any sum paid to the Purchaser in respect of an obligation of the Seller under this Deed (including in circumstances where any Relief is available in respect of such charge to Tax) is required by law to be brought into charge to Tax, then the Seller shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for such Relief), is equal to the amount that would otherwise be payable (after giving credit for any relief from or credit in respect of Tax available to the Purchaser in respect of the payment or the matter giving rise to it). 10

5.8 The Seller shall not be obliged to pay any amount under clause 5.6 or 5.7 to the extent that it would not have arisen but for: 5.8.1 the Purchaser assigning the whole or any part of the benefit of this Deed and/or the Agreement; or 5.8.2 the Purchaser not being resident in the United Kingdom for Tax purposes. 6. MANAGEMENT AND CONDUCT OF TAX AFFAIRS 6.1 The Seller or its duly authorised agents or advisers shall prepare and submit the Tax Returns of each Target Company for its tax accounting periods ended on or before Completion (“Pre- Completion Tax Returns”) the costs and expenses for which shall be shared equally between the Purchaser and the Seller (save to the extent that such costs and expenses are specifically provided for in the Completion Statement, in which case, the Target Companies shall be so liable). 6.2 The Seller shall deliver to the Purchaser for comments any Pre-Completion Tax Returns, document or correspondence (“Relevant Information”) to be submitted to any relevant Tax Authority no later than forty five (45) days before the Time Limit for submission to the Tax Authority and subject to this Clause 6 shall take account of the reasonable comments of the Purchaser and make such amendments to the Relevant Information as the Purchaser may reasonably require in writing within thirty (30) days of the date of delivery of the Relevant Information. 6.3 The Seller shall deliver to the Purchaser copies of any correspondence sent to, or received from, any Tax Authority relating to the Pre-Completion Tax Returns and shall keep the Purchaser fully informed of its actions under this Clause 6. 6.4 Subject to Clauses 6.2, 6.3 and 6.10, the Purchaser shall procure that: 6.4.1 the Target Group properly authorises and signs the Pre-Completion Tax Returns, provided that the Purchaser will not be obliged to procure that any Target Company signs and/or submits any document which in its reasonable opinion it considers to be wrong, misleading or inaccurate in any material respect (for the avoidance of doubt, the Purchaser will be under no obligation to make enquiry as to the completeness or accuracy thereof and will be entitled to rely entirely on the Seller and the approved agents of the Seller in respect thereof); 6.4.2 the Target Group provides to the Seller, at the Seller's cost and expense, such information and assistance, including without limitation such access to its books, accounts and records which may reasonably be required to prepare, submit, negotiate and agree the Pre-Completion Tax Returns; and 6.4.3 any correspondence which relates to the Pre-Completion Tax Returns shall, if received by the Purchaser or the Target Group or their agents or advisers, be as soon as reasonably practicable, copied to the Seller. 6.5 The Purchaser shall procure that each member of the Target Group or its duly authorised agents or advisers shall prepare and submit the Tax Returns of each Target Company for its tax accounting period which is current at Completion (the “Straddle Period Tax Returns”). 6.6 The Seller shall provide the Purchaser and the Target Group with all such information and assistance, including without limitation such access to its personnel, books, accounts and records which may reasonably be required to prepare, submit, negotiate and agree the Straddle Period Tax Returns, or to negotiate and agree any Pre-Completion Tax Returns or other Tax Documents relating to a period or periods prior to Completion or current at Completion. 11

6.7 The Purchaser shall, or shall procure that each member of the Target Group shall, deliver the Straddle Period Tax Returns in draft to the Seller no later than forty five (45) days prior to the Time Limit for which the Straddle Period Tax Returns are to be submitted to the relevant Tax Authority and subject to this Clause 6 shall take account of the reasonable comments of the Seller and make such amendments to the Straddle Period Tax Returns as the Seller may reasonably request in writing within thirty (30) days of the date of delivery of the Straddle Period Tax Returns to the Seller. 6.8 The Purchaser shall procure that each Target Company or its duly authorised agents or advisers shall deal with the agreement of (and any enquiries, requests for information or correspondence from any Tax Authority (“Correspondence”) in relation to) each Pre- Completion Tax Return and Straddle Period Tax Return save that: 6.8.1 the Purchaser shall, as soon as practicable following receipt, provide the Seller with a copy of any Correspondence that relates to any Pre-Completion Tax Return or to any pre-completion matter reflected in any Straddle Period Tax Return (“Relevant Correspondence”); 6.8.2 the Seller shall, within fifteen (15) days of receiving copies of any Relevant Correspondence, be entitled to comment on the subject matter and the way in which the relevant Target Company should respond to or otherwise deal with the subject matter, and the Purchaser shall procure that the Target Company adopts or otherwise takes account of any such reasonable comments; 6.8.3 the Purchaser shall keep the Seller reasonably and promptly informed of the progress of dealing with any such Relevant Correspondence; 6.8.4 the Purchaser shall procure that the relevant Target Company shall not amend any Pre-Completion Tax Return or Straddle Period Tax Return without the approval of the Seller (such approval not to be unreasonably withheld or delayed where such amendment could give rise to a liability of the Seller under this Deed or for beach of the Tax Warranties. 6.9 The Seller shall not take without the Purchaser's prior written consent (such consent not to be unreasonably withheld or delayed), and the Purchaser shall not be obliged to take, any action pursuant to this Clause 6 or any action in respect of the VAT position of any Target Company which is likely to materially increase the amount of Tax payable by, or otherwise adversely affect the business or Tax affairs of, the Purchaser or the Target Group in respect of accounting periods which fall wholly or partly after Completion. 6.10 The Purchaser shall be under no obligation to procure the authorisation, signing or submission to a Tax Authority of any Tax Documents, elections, surrenders, claims, notices or other document delivered to it under this Clause 6 which it considers, in its reasonable opinion, is false, misleading, incomplete or inaccurate in any material respect. 6.11 Notwithstanding the remainder of this Clause 6, the Purchaser and the Seller shall: 6.11.1 in good faith consider the making of a timely and valid Section 338(g) election to be executed by authorised personnel of the Purchaser with respect to the transaction effected by the Agreement by filing Form 8023 with the relevant Tax Authority within such time as is agreed between the Purchaser and the Seller; 6.11.2 in good faith consider the making of an entity classification election on IRS Form 8832 with respect to any Target Company in respect of any periods which have ended on or prior to Completion and in respect of the Straddle Period; 12

6.11.3 provide the other Party with all such information and assistance, including such access to its personnel, books, accounts and records which may reasonably be required in order to consider the making of the elections under this Clause 6.11, provided always that the Purchaser shall be under no obligation to make any election under this Clause 6.11: (A) if the Seller has not indemnified the Purchaser and the relevant Target Company for any reasonable Costs that may be suffered or incurred in taking or procuring the taking of any action under this Clause 6.11 (but, for the avoidance of doubt, provided such indemnity has been given by the Seller, the Purchaser shall not use the Costs of considering the making of any election under this Clause 6.11 as a "good faith" reason not to so consider); (B) which it considers, in its reasonable opinion (i) would be unlawful, false, misleading, incomplete or inaccurate in any material respect; or (ii) would, or is reasonably likely to, cause any member of the Target Group or any other member of the Purchaser's Group to: (A) incur a material liability (or increased liability) to Tax (whether historically, currently or in the future); or (B) to defer a material liability (or increased liability) to Tax, in each case ignoring any available Purchaser's Reliefs other than any Reliefs airing directly as a result of the making of any such election. 7. NOTIFICATION OF CLAIMS AND CONDUCT OF DISPUTES 7.1 If the Purchaser receives or becomes aware of a Tax Claim, the Purchaser shall or shall procure that the relevant Target Company shall as soon as reasonably practicable and in any event within ten days give written notice to the Seller of the Tax Claim together with reasonable details of such Tax Claim as are available to the Purchaser at such time (provided always that the giving of such notice and reasonable details of the Tax Claim shall not be a condition precedent to the liability of the Seller hereunder). 7.2 If any Seller should become aware of a Tax Claim, it shall promptly (and in any case within ten days of becoming so aware) notify the Purchaser in writing. 7.3 Subject to Clauses 7.4 and 7.5, if the Seller indemnifies the Purchaser and the relevant Target Company to the Purchaser's reasonable satisfaction against all liabilities, costs, damages or expenses that may be incurred (including any additional Liability for Tax), the Purchaser shall take and shall procure that the relevant Target Company shall take any action that the Seller may reasonably request by notice in writing given to the Purchaser to avoid, dispute, defend, resist, appeal, request an internal HMRC review or compromise any Claim for Tax. 7.4 The Purchaser and the relevant Target Company shall not be obliged to appeal or procure an appeal against any assessment to Tax if the Purchaser, having given the Seller written notice of that assessment, does not receive written instructions to do so from the Seller’s Representatives within fifteen Business Days of the date of the notice to do so. 7.5 Without prejudice to the liability of the Seller under this Deed, the Purchaser shall not be obliged to take, or procure the taking of, any action under Clause 7.3 in respect of any Tax Claim: 7.5.1 if the Seller does not request the Purchaser to take any action under clause 7.3 or the Seller fails to indemnify the Purchaser and the relevant Target Company to the Purchaser's reasonable satisfaction in a reasonable period of time (starting with the date of the notice given to the Seller’s Representative), considering the nature of the Claim for Tax and the existence of any time limit for avoiding, disputing, 13 defending, resisting, appealing, seeking a review or compromising that Claim for Tax; or 7.5.2 where the Seller (or the Target Group before Completion) has engaged in fraudulent conduct or deliberate default relating to the Tax Liability that is the subject matter of the Claim for Tax; or 7.5.3 to the extent that the Claim for Tax involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal or higher tribunal; or 7.5.4 where such action shall, in the opinion of the Purchaser (acting reasonably and in good faith) be materially prejudicial to the commercial interests of the Purchaser or the Target Group (provided always that the mere making of an appeal, defending, resisting or disputing a Tax Liability, requesting an internal review or entering into negotiations with a Tax Authority shall not be considered to be materially prejudicial for these purposes). 7.6 If Clause 7.3 does not apply by virtue of any provision in Clause 7.4 or 7.5, the Purchaser or the relevant Target Company shall have the absolute conduct of the Claim for Tax (without prejudice to its rights under this Deed) and shall be free to pay or settle the Claim for Tax on any terms that the Purchaser or the relevant Target Company in its absolute discretion considers fit (acting in good faith). 8. CORRESPONDING BENEFITS 8.1 If, on or before the first anniversary of the expiry of the time limit for bringing Claims for Tax under Clause 4.2, the auditors of the relevant Target Company (the “Auditors”) shall certify (at the request and expense of the Seller) that: 8.1.1 there is an Overprovision, then any such amount shall be dealt with in accordance with Clause 8.2; or 8.1.2 any Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) which has resulted in a payment having been made or becoming due from the Seller under this Deed (or an actual payment having been made under the Agreement for a breach of the Tax Warranties) would give or has given rise to a Relief for any of the Target Group (or the Event which gave rise to the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) has given rise to such Relief) which would not otherwise have arisen, then, as and when the liability of the relevant Target Company to make an actual payment of or in respect of Taxation (being a liability in respect of which the Seller would not have been liable to make a payment under this Deed) is reduced by reason of that Relief (and in this respect the relevant Target Company may in its absolute discretion choose to utilise any other Reliefs that are or become available to any of the Target Group in priority to the Relief which would not have arisen but for the Tax Liability (or liability giving rise to a breach of any of the Tax Warranties) which has resulted in the payment having been made or becoming due from the Seller but will otherwise use reasonable endeavours to utilise the relevant Relief) (a “Saving”), the amount by which the liability is reduced shall be dealt with in accordance with Clause 8.2; or 8.1.3 a Target Company has received a repayment of Taxation in respect of a period ending on or before Completion which was not treated as an asset in, or taken into account in, or in computing a provision for Taxation (including deferred Taxation) in, the Completion Statement (a “Tax Repayment”), the amount of the repayment shall be dealt with in accordance with Clause 8.2. 14

8.2 Where it is provided in Clause 8.1 that any amount (the “Relevant Amount”) is to be dealt with in accordance with this Clause: 8.2.1 the Relevant Amount shall first be set off against any payment then due from the Seller under this Deed or for breach of the Tax Warranties; and 8.2.2 to the extent that there is any excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Deed or for breach of the Tax Warranties and not previously refunded under this Clause 8.2 up to the amount of such excess; and 8.2.3 to the extent that the excess referred to in Clause 8.2.2 is not exhausted under that Clause, the remainder of that excess shall be carried forward for set off against any future payment or payments which become due from the Seller under this Deed or for breach of the Tax Warranties on or before the expiry of the time limit for bringing Claims for Tax under Clause 4.2. 8.3 Where any such certification as is mentioned in Clause 8.1 has been made, the Seller or the Purchaser may on or before the expiry of the time limit for bringing Claims for Tax under Clause 4.2 (at their own expense) request the Auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended. 8.4 If the Auditors certify under Clause 8.3 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of Clause 8.2 as the Relevant Amount in respect of the certification in question in place of the amount originally certified and such adjusting payment (if any) as may be required by virtue of the above- mentioned substitution shall be made as soon as reasonably practicable by the Seller or (as the case may be) to the Seller. 8.5 Clause 8.2 shall not apply if and to the extent that the Relevant Amount arises or is increased as a result of: 8.5.1 any change in legislation or in the generally published practice or concession of any Tax Authority that occurs after Completion; 8.5.2 a change after Completion in the accounting policies of any of the Target Group Companies or the accounting reference date of any of the Target Group; 8.5.3 any voluntary transaction, action or omission carried out by the Purchaser or the other member of the Purchaser’s Group after Completion (save to the extent that the transaction or action was required to give effect to the Overprovision, Saving or Tax Repayment); 8.5.4 the utilisation or availability of a Purchaser's Relief; or 8.5.5 a Relief which has already been taken into account in reducing the Seller’s liability under this Deed or which has already given rise to a set-off against a payment due from the Seller under this Deed or to a payment by the Purchaser to the Seller under this Deed (including any payment dealt with under Clause 9). 9. RECOVERY FROM THIRD PARTIES 9.1 Where the Seller has paid an amount either under Clause 2 for any Tax Liability or under the Agreement for breach of the Tax Warranties and the Purchaser or the relevant Target Company is, or becomes, entitled to recover from some other person (that is not the 15

Purchaser, any Target Company or any other company in the Purchaser's Group), any amount for any Tax Liability (or liability giving rise to a breach of any of the Tax Warranties), the Purchaser shall or shall procure that the relevant Target Company shall: 9.1.1 notify the Seller of their entitlement as soon as reasonably practicable; and 9.1.2 if required by the Seller and, subject to the Purchaser and the relevant Target Company being indemnified by the Seller against any Tax that may be suffered on receipt of that amount and any reasonable costs and expenses incurred in recovering that amount, take or procure that the relevant Target Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Seller informed of the progress of any action taken), provided that the Purchaser shall not be required to take any action under this Clause 9.1 that, in the Purchaser’s reasonable opinion, is likely to harm materially its or the Purchaser’s or the Target Group's commercial or employment relationship (potential or actual) with that or any other person (provided always that the recovery or potential recovery of an amount under a pre-existing contractual right will not be considered to materially harm a commercial or employment relationship). 9.2 If the Purchaser or the relevant Target Company recovers any amount referred to in clause 9.1, the Purchaser shall account to the Seller for the lesser of: 9.2.1 any amount recovered (including any related interest or related repayment supplement) less any Tax chargeable or suffered in respect of that amount and any reasonable costs and expenses incurred in recovering that amount; and 9.2.2 the amount paid by the Seller under Clause 2 in respect of the Liability for Tax in question. 9.3 Neither the Purchaser nor the Target Company concerned shall be required to take or procure the taking of any steps pursuant to Clause 9.1: 9.3.1 if the relevant entitlement has arisen after the first anniversary of the expiry of the time limit for bringing Claims for Tax under Clause 4.2; 9.3.2 to the extent that the relevant entitlement has arisen or is increased by reason of the availability of a Purchaser's Relief or a Relief which has already been taken into account in reducing the Seller's liability under this Deed or which has already given rise to a set-off against a payment due from the Seller under this Deed or to a payment by the Purchaser to the Seller under this Deed (including any payment dealt with under Clause 8); or 9.3.3 if within fifteen Business Days of receiving notification pursuant to Clause 9.1, the Seller has failed to request the Purchaser or the relevant Target Company to take any appropriate action under that Clause. 10. PURCHASER’S COVENANT 10.1 The Purchaser covenants with the Seller to pay the Seller an amount equal to: 10.1.1 any Tax for which the Seller or any member of the Seller’s Group is liable as a result of non-payment of Tax by the Target Group: a) in respect of any Event occurring after Completion; or b) as a result of the failure of the Purchaser or the Target Group to apply an amount provided for in the Completion Statement or an amount paid by 16 the Seller to the Purchaser under this Deed or for breach of any of the Tax Warranties, to discharge a liability to which the amount relates; and 10.1.2 any reasonable third party costs and expenses properly incurred by the Seller in connection with the liability referred to in Clause 10.1.1 or with taking any successful action under this Clause 10.1. 10.2 For the purposes of this Clause 10 any liability to Tax shall include any liability to make a payment of Tax which would have arisen but for the utilisation of any Relief. 10.3 A payment to be made by the Purchaser under this Clause 10 shall be made in cleared funds seven days after written demand for that payment. 10.4 Where the Purchaser fails to make a payment in satisfaction of a liability under this Clause 10 by the due date for payment, the liability of the Purchaser shall be increased to include interest on that sum from the date on which the Purchaser becomes liable to make payment to the date of actual payment at a rate per annum being two base percentage points above the base rate from time to time of Barclays Bank plc. 10.5 Clauses 5.5 to 5.8 and 7 shall apply to the covenant contained in this Clause 10 as they apply to a liability under Clause 2 replacing references to the Seller by the Purchaser (and vice versa) and making any other necessary modifications. 11. GROUP RELIEF – SURRENDERS TO THE TARGET GROUP 11.1 The Seller may, so far as legally possible, reduce or extinguish any Tax Liability for which it is liable under this Deed or for breach of any of the Tax Warranties: 11.1.1 by reallocating for nil consideration a chargeable realisation gain or any part of such a gain to any member of the Seller’s Group under the provisions of section 792 Corporation Tax Act 2009; 11.1.2 by electing for nil consideration under section 171A Taxation of Chargeable Gains Act that a disposal of an asset by a member of the Target Group shall be treated as having been made by the Seller or a member of the Seller’s Group; or 11.1.3 by surrendering or procuring the surrender of Group Relief or eligible unrelieved foreign tax to the Target for nil consideration; so that the Seller’s liability under Clause 2 or for breach of any of the Tax Warranties in respect of that liability reduced or extinguished and any claim already made in respect of that liability is deemed for the purposes of this Deed and the Agreement never to have been made. 11.2 In relation to any Tax Liability of the Target Group in respect of the Straddle Period or the period ending immediately prior to the Straddle Period and for which the Seller is not liable to make payment under this Deed or for breach of the Tax Warranties but which is capable of being mitigated or eliminated by the surrender of Group Relief: 11.2.1 the Seller shall (so far as is legally possible) be entitled to surrender or to procure the surrender of Group Relief to the Target Group from the Seller’s Group; and 11.2.2 the Purchaser shall procure that the relevant member of the Target Group pays to the company making the surrender an amount equal to of the amount of Tax saved by the relevant Target Company as a consequence of the utilisation of the Group Relief, that payment to be made on the date on which the relevant member of the Target Group would have been obliged to make a payment of Tax but for the availability of the Group Relief, provided that the provisions of this Clause shall 17 not have effect if and to the extent that payment in respect of a surrender has been made on or before Completion. 11.3 The Purchaser shall and shall procure that the Target Group shall, in each case at the Seller’s cost, use all reasonable endeavours to procure that all relevant claims, elections and surrenders are made and all other actions are taken as are required to effect the surrender and utilisation of the Group Relief referred to in this Clause 11. 11.4 In the event that any surrender of Group Relief is made in accordance with the provisions of Clauses 11.1 and 11.2 and corporation tax falls nevertheless to be charged in respect of the taxable profits which the relevant surrender was intended to relieve from that Tax (whether as a result of a Tax Authority refusing to allow Group Relief or subsequently withdrawing Group Relief in respect of the relevant surrender, the non-availability of any Group Relief or for any other reason whatsoever) then the Seller shall immediately repay to the Target Group the sum previously paid in respect of the relevant surrender or, as the case may be, any part of that sum as is attributable to the element of the surrender which did not have the effect of relieving from corporation tax the taxable profits intended to be relieved by virtue of that surrender. 11.5 The Seller’s Group shall not be entitled to take or procure the taking of any action, and the Purchaser’s Group shall not be under any obligation to take or procure the taking of any action, under this Clause 11: 11.5.1 if the Seller has not indemnified the Purchaser and the relevant Target Company for any Costs that may be suffered or incurred in taking or procuring the taking of any action under this Clause 11; 11.5.2 to the extent that the taking of that action and/or the application of Clause 11.2 would cause any member of the Target Group to incur a material liability (or increased liability) to Tax (whether currently or in the future), or to defer a material liability (or increased liability) to Tax, other than a liability (or increased liability) to Tax in respect of which the Seller: (A) is liable to make payment under the terms of this Deed; or (B) agrees to indemnify the relevant Target Company; or 11.5.3 to the extent that the taking of that action and/or the application of Clause 11.2 would have an effect which would: (A) in the reasonable opinion of the Purchaser, be against the business interests of the Purchaser’s Group, excluding (for the avoidance of doubt and without prejudice to paragraph 11.5.2 (A) any effect on the liability to Tax or the Tax affairs of any member of the Purchaser’s Group or on its relationship or dealings with any Tax Authority; or (B) be illegal, unlawful or incorrect as a matter of law. 12. GROUP RELIEF – SURRENDERS BY THE TARGET GROUP 12.1 The Purchaser shall procure that (so far as is legally possible) the Target Group shall surrender to the Seller or, if the Seller so specifies, to any company which is a member of the Seller’s Group (the "Claimant Company"), any Group Relief (save where such Group Relief is a Purchaser’s Relief or such Group Relief has already been utilised in accordance with any other provision of this Deed) as the Seller may reasonably request in writing in respect of any accounting period of the Target Group which has ended prior to or which is current at Completion for nil consideration. 18

12.2 The Purchaser shall and shall procure that the Target Group shall, in each case at the sole Cost of the Seller, use all reasonable endeavours to procure that all relevant claims, elections and surrenders are made and all actions are taken to effect the surrender of the Group Relief referred to in this Clause 12. 13. VAT GROUPING ARRANGEMENTS 13.1 As soon as reasonably practicable after Completion the Seller shall procure that the Representative Member shall notify HMRC that from the Completion Date (or from as early a date as HMRC shall allow) the UK Targets will not qualify under section 43(A) of the Value Added Tax Act 1994 to be treated as members of the Seller's VAT Group and shall request for the UK Targets to be excluded from the Seller's VAT Group, where reasonably practicable, with effect from Completion and in any event from the earliest date on which the HMRC shall allow. As soon as reasonably practicable following notification from HMRC that the UK Targets have been so excluded, the Seller shall inform the Purchaser of the date from which the UK Targets shall be removed from the Seller's VAT Group. 13.2 The parties shall co-operate in the preparation of any VAT returns relating to the UK Targets and the Seller's VAT Group in respect of any VAT period ending on or before Completion and in respect of any VAT accounting period which is current at Completion and in particular, the Purchaser undertakes to procure that the UK Targets: 13.2.1 provide to the Representative Member after Completion all documents, information and assistance as it may reasonably require to enable it to comply with its obligations in the making of VAT returns and accounting for VAT to HMRC in respect of supplies or acquisitions made by the UK Targets for VAT purposes in each prescribed accounting period (as defined in section 25(1) VATA) ("Relevant PAPs") where those supplies or acquisitions are, for the purposes of section 43 VATA, treated as made by the Representative Member; and 13.2.2 (save to the extent the payment is reflected in the Completion Statement) pays to the Representative Member an amount equal to any VAT for which the Representative Member has to account to HMRC (or would have to account but for any input tax credit or repayment of VAT due from HMRC in respect of actual supplies made to the members of the VAT Group other than the UK Targets) in respect of the Relevant PAPs and which results from supplies, deemed supplies, importations or acquisitions made by the UK Targets in the Relevant PAPs but treated as made by the Representative Member under section 43(1) VATA not less than two Business Days before the Representative Member is required to pay that VAT to HMRC and, in computing the amount of VAT, credit shall be given to the UK Targets for any input tax to which it is entitled under the VATA on supplies or deemed supplies made to or importations or acquisitions made by the UK Targets in the Relevant PAPs, but treated as made to or by the Representative Member. 13.3 The Seller shall procure that the Representative Member properly and promptly complies with its obligations under paragraph 12.2.1 and accounts to HMRC for any amount in respect of VAT paid by the UK Targets under paragraph 12.2.2 and provides to the Purchaser as soon as possible copies of the VAT returns referred to in paragraph 12.2.1 and any relevant correspondence or documentation sent to or received from HMRC in connection with any matter referred to in that paragraph to the extent that they relate to the UK Targets. 13.4 The Seller shall procure that the Representative Member claims as soon as reasonably possible and pays to the UK Targets (within two Business Days of receipt from HMRC) an amount equal to any VAT which the Representative Member recovers (or would recover but for any payment due to HMRC in respect of actual supplies made by the members of the VAT Group other than the UK Targets) from HMRC in respect of Relevant PAPs and which results from supplies or deemed supplies made to or importations or acquisitions made by the UK 19

Targets in the Relevant PAPs but treated as made to or by the Representative Member under section 43(1) VATA. 14. MISCELLANEOUS 14.1 This Deed may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts together constitute one instrument and this Deed shall not be effective until each Party has executed at least one counterpart. 14.2 The provisions of clauses 16.1 (Assignment), 16.2 (Entire Agreement), 16.3 (Unenforceable Provisions), 16.4 (Further Assurance), 16.5 (No rescission), 16.6 (Third party rights), 16.8 (Waiver), 16.10 (Variation), 17 (Power of attorney), 18 (Costs and Stamp Duty), 19 (Notices) and 21 (Choice of Governing Law) and 22 (Jurisdiction) of the Agreement shall apply for the purposes of this Deed as if set out herein in full mutatis mutandis save that references in those clauses to “this Agreement” shall be construed as references to “this Deed”. 14.3 The Seller shall not plead the Limitation Act 1980 in defence of any claim brought under this Deed. 20

IN WITNESS WHEREOF this document has been executed and delivered as a deed the day and year first before written. SELLER EXECUTED AS A DEED ) /s/ MARK WOODHEAD for and on behalf of ) KVH MEDIA GROUP LIMITED ) acting by a duly authorised director ) ______________________ In the presence of: Witness Signature: /s/ ANTHONY PIKE Witness Name: Anthony Pike Witness Address: 2 A Queens Street Leeds Witness Occupation Finance and Operations Director SELLER’S GUARANTOR EXECUTED AS A DEED ) /s/ MARTIN KITS VAN HEYNINGEN for and on behalf of ) KVH INDUSTRIES, INC. ) acting by a duly authorised director ) ______________________ In the presence of: Witness Signature: /s/ FELISE FEINGOLD Witness Name: Felise Feingold Witness Address: 50 Enterprise Center Middletown, RI Witness Occupation General Counsel 21

PURCHASER EXECUTED AS A DEED ) for and on behalf of ) /s/ ALEX COLLINS PELICAN HOLDCO LIMITED ) acting by a duly authorised director ) ______________________ In the presence of: Witness Signature: /s/ SAM FENTON- WHITTET Witness Name: Sam Fenton-Whittet Witness Address: 3 Cadogan Gate, London SW1X 0AS Witness Occupation Finance 22